Exhibit 99.1

American Tire Distributors Announces Results of its

Exchange Offer for Outstanding Senior Notes

HUNTERSVILLE, North Carolina – November 4, 2005 – American Tire Distributors, Inc. (“ATD”) announced today the results of its exchange offer for its privately placed outstanding senior floating rate notes due 2012 (the “Outstanding Senior Floating Rate Notes”) and 10.75% senior fixed rate notes due 2013 (the “Outstanding Senior Fixed Rate Notes”) for newly registered senior floating rate notes due 2012 and 10.75% senior fixed rate notes due 2013, respectively. American Tire Distributors Holdings, Inc.’s (“Holdings”), the parent company of ATD, also announced today the final results of its exchange offer for its privately placed outstanding 13% senior discount notes due 2013 (the “Outstanding Senior Discount Notes”) for newly registered 13% senior discount notes due 2013. The exchange offers expired at 5:00 p.m., New York City time, on Wednesday, November 2, 2005.

ATD accepted for exchange $43,600,000 aggregate principal amount of the Outstanding Senior Floating Rate Notes and $150,000,000 aggregate principal amount of its Outstanding Senior Fixed Rate Notes, representing approximately 31% and 100% of the total Outstanding Senior Floating Rate Notes and Outstanding Senior Fixed Rate Notes, respectively. Holdings accepted for exchange $51,480,000 aggregate principal amount of the Outstanding Senior Discount Notes, representing 100% of the total Outstanding Senior Discount Notes.

The exchange agent for the exchange offer was Wachovia Bank, National Association. Any questions regarding the exchange offer or requests for additional copies of the prospectus and related documents which describe the exchange offer in more detail should be directed to Wachovia Bank, National Association at (704) 590-7413.

This press release does not constitute an offer to sell or a solicitation of an offer to buy securities.

Neither ATD nor Holdings undertakes any obligation to publicly update or revise any statements in this press release because of new information, future events or otherwise.

About American Tire Distributors

American Tire Distributors is one of the largest independent distributors of tires and related products in the U.S. The company offers a broad line of tire brands consisting of 11 of the top 12 leading tire brands, including Michelin, Bridgestone, Continental and Goodyear. American Tire Distributors’ business is conducted through 73 distribution centers that serve approximately 40 states. For more information, please visit the American Tire Distributors’ Web site at www.americantiredistributors.com.

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Forward Looking Statement Note

This press release may contain certain forward-looking statements. These forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in our filings with the Securities and Exchange Commission, including the most recent registration statement filed by us with the Securities and Exchange Commission.

By including any information in this release, American Tire Distributors does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

Contact Information:

American Tire Distributors, Inc.

Attention: Media Relations

PO Box 3145

Huntersville, NC 28070-3145

(704) 992-2000

mediarelations@atd-us.com

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